As filed with the Securities and Exchange Commission on December 14, 2005

Registration No. 333-126364.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 7

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BOULDER SPECIALTY BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	6770	20-2949397
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6106 Sunrise Ranch Drive

Longmont, Colorado 80503

(303) 682-1982

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen B. Hughes, Chairman and Chief Executive Officer

Boulder Specialty Brands, Inc.

6106 Sunrise Ranch Drive

Longmont, Colorado 80503

(303) 682-1982

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert W. Walter, Esq. Robert W. Walter, P.C. 9660 East Prentice Circle Greenwood Village, Colorado 80111 (303) 667-7193 Fax: (720) 221-8162	Raymond B. Check, Esq. Tamara C. Thompson, Esq. Cleary Gottlieb Steen & Hamilton LLP 1 Liberty Plaza New York City, New York 10006 (212) 225-2000 Fax: (212) 225-3999	Douglas S. Ellenoff, Esq. Jody R. Samuels, Esq. Ellenoff Grossman & Schole LLP 370 Lexington Avenue, 19th Floor New York City, New York 10017 (212) 370-1300 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

References to” the company,”“ the Registrant,”“ we”,” us”,” our” and similar expressions in this Part II refer to Boulder Specialty Brands, Inc.

Item 13.    Other Expenses Of Issuance And Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the offering of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers Inc. filing fee and the initial trustee’s fee.

SEC registration fee	$32,215
NASD filing fee	27,870
Initial trustee’s fee(1)	1,000
Accounting fees and expenses	40,000
Legal fees and expenses, including Blue Sky legal fees	300,000
Printing and engraving expenses	130,000
Blue sky expenses	15,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous(2)	52,915

Total	$609,000

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of the registrant’s common stock, $2,400 for acting as warrant agent for the registrant’s warrants and $1,800 for acting as escrow agent.
(2)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14.    Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that will be in effect upon the completion of this offering that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Our certificate of incorporation, attached as Exhibit 3.1 hereto, and our bylaws, attached as Exhibit 3.2 hereto, provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered or will enter into contractual indemnity agreements, a form of which is attached as Exhibit 10.20 hereto, with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnity agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations. These indemnity agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnity agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act, and reimbursement of expenses incurred in connection with such liabilities.

The agreement between us and the representatives of the underwriters, a form of which is filed herewith as Exhibit 1.1, also provides for cross-indemnification among us and the underwriters with respect to the matters described in the underwriting agreement, including matters arising under the Securities Act.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere in this registration statement:

Document	Exhibit Number
Form of Underwriting Agreement	1.1
Certificate of Incorporation	3.1
Bylaws	3.2
Form of Indemnity Agreement	10.20

Item 15.    Recent Sales of Unregistered Securities

(a) During the past three years, we sold the following shares of common stock without registration under the Securities Act:

Stockholders	Number of Shares
Stephen B. Hughes	1,344,525	(1)
James E. Lewis	615,387	(2)
William E. Hooper	43,750
Robert F. McCarthy	43,750
Michael R. O’Brien	43,750
Gerald J. Laber	43,750
John T. Stofko	23,450
Caroline Elise Hughes Irrevocable Trust	87,500
John Trevelyn Hughes Irrevocable Trust	87,500
Henry Thomas Hughes Irrevocable Trust	87,500
Stephen Feldhaus	43,750
Janis M. Lewis	615,388
Jeffrey R. Nieder	122,500
Peter Mazula	122,500
Lee Anne Lewis	175,000

(1)	In September 2005, Mr. Hughes sold at $0.00714 per share, or the founders’ price, 21,875 shares to Robert J. Gillespie. In November 2005, Mr. Hughes sold at the founders’ price 123,530 shares to Robert S. Gluck and 8,864 shares to John T. Stofko. In December 2005, Mr. Hughes sold at the founders’ price 164,706 shares of common stock then owned by him to three irrevocable trusts established in favor of adult members of Mr. Hughes’ family, as to which Mr. Hughes disclaims beneficial ownership. The voting rights for shares held in the three trusts are exercisable by the trustee, Mr. Stephen Feldhaus, one of our initial stockholders. In December 2005, Mr. Hughes sold at the founders’ price an additional 20,588 shares to Mr. Stofko.
(2)	In September 2005, Mr. Lewis sold at the founders’ price 21,875 shares to Robert J. Gillespie. In October 2005, Mr. Lewis sold at the founders price 41,176 and 16,471 shares to Robyn L. Duda and Earl E. Hoellen, respectively. Mr. Lewis has had longstanding business relationships with each of Ms. Duda and Mr. Hoellen. In November 2005, Mr. Lewis sold at the founders’ price 205,882 shares to Robert S. Gluck and 8,863 shares to John T. Stofko. In December 2005, Mr. Lewis sold at the founders’ price an additional 20,588 shares to Mr. Stofko.

The shares listed in the foregoing table were issued on or before June 21, 2005 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, accredited purchasers. The shares issued to the individuals and entities above were sold for an aggregate offering price of $25,000 at an average purchase price of approximately $0.00714 per share. No underwriting discounts or commissions were paid with respect to such sales.

(b) The shares of common stock issued and outstanding prior to the public offering as listed in Item 15(a) above have been adjusted to give effect to a 1:1.21428571428 reverse stock split effected in December 2005.

Item 16.    Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement

1.2	Form of Selected Dealers Agreement

3.1	Certificate of Incorporation

3.2	By-laws

4.1	Specimen Unit Certificate

4.2	Specimen Common Stock Certificate

4.3	Specimen Warrant Certificate

4.4†	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant

4.5	[Reserved]

5.1	Opinion of Robert W. Walter, P.C.

10.1.1	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Stephen B. Hughes

10.1.2	Letter Agreement among the Registrant, Roth Capital Partners, LLC and James E. Lewis

10.2	Letter Agreement among the Registrant, Roth Capital Partners, LLC and William E. Hooper

10.3	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Robert F. McCarthy

10.4	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Michael R. O’Brien

10.5	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Gerald J. Laber

10.6	Letter Agreement among the Registrant, Roth Capital Partners, LLC and John T. Stofko

10.7	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Caroline Elise Hughes Irrevocable Trust

10.8	Letter Agreement among the Registrant, Roth Capital Partners, LLC and John Trevelyn Hughes Irrevocable Trust

10.9	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Henry Thomas Hughes Irrevocable Trust

10.10	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Stephen Feldhaus

10.11	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Janis M. Lewis

10.12	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Jeffrey R. Nieder

10.13	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Peter Mazula

10.14	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Lee Anne Lewis

10.15	Promissory Note, dated June 21, 2005, issued to Stephen B. Hughes

10.16	Promissory Note, dated June 21, 2005, issued to James E. Lewis

10.17	Letter Agreement among the Registrant, Hughes Consulting, Inc. and Jeltex Holdings, LLC

Exhibit No.	Description

10.18†	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders

10.19†	Form of Founding Director Warrant Purchase Agreement among the Registrant, Messrs. Stephen B. Hughes and James E. Lewis, certain Directors of the Registrant and a Senior Advisor.

10.20	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers

10.21†	Form of Stock Escrow Agreement among the Registrant, the Initial Stockholders, and Continental Stock Transfer & Trust Company

10.22†	Form of Investment Management Trust Agreement by and between the Registrant and Continental Stock Transfer & Trust Company

10.23	[Reserved]

10.24†	Form of Letter Agreement among the Registrant, Roth Capital Partners, LLC and Robert J. Gillespie.

10.25	[Reserved]

10.26†	Letter Agreement between the Registrant, Roth Capital Partners, LLC and Robyn L. Duda

10.27†	Letter Agreement between the Registrant, Roth Capital Partners, LLC and Earl E. Hoellen

10.28	Form of Non-Compete Agreement between the Registrant and each of its officers and directors

10.29†	Form of Letter Agreement between the Registrant, Citigroup Global Markets Inc. and Robert S. Gluck

10.30	Form of Lockup Agreement among Citigroup Global Markets Inc. and the Initial Stockholders of the Registrant

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.2	Consent of Robert W. Walter, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney. Reference is made to page II-6

99.1	Form of Code of Ethics

99.2	Form of Charter of Audit Committee

99.3	Form of Charter of Governance and Nominating Committee

99.4	Form of Charter of Compensation Committee

†	Filed herewith

(b) No financial statement schedules are required to be filed with this Registration Statement.

Item 17.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado, on the 14th day of December 2005.

BOULDER SPECIALTY BRANDS, INC.

/S/ JAMES E. LEWIS
James E. Lewis Vice Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen B. Hughes or James E. Lewis, or either of them, acting individually (with full power to each of them to act alone), as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as either of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ STEPHEN B. HUGHES* Stephen B. Hughes	Chairman of the Board and Chief Executive Officer (principal executive officer)	December 14, 2005

/S/ ROBERT S. GLUCK* Robert S. Gluck	Vice Chairman of the Board and Director	December 14, 2005

/S/ JAMES E. LEWIS James E. Lewis	Vice Chairman of the Board (principal financial and accounting officer) and Director	December 14, 2005

/S/ ROBERT J. GILLESPIE* Robert J. Gillespie	Director	December 14, 2005

/S/ WILLIAM E. HOOPER* William E. Hooper	Director	December 14, 2005

/S/ GERALD J. LABER* Gerald J. Laber	Director	December 14, 2005

/S/ ROBERT F. MCCARTHY* Robert F. McCarthy	Director	December 14, 2005

*By:	JAMES E. LEWIS
ATTORNEY-IN-FACT

Exhibit Index

Exhibit No.	Description

1.1	Form of Underwriting Agreement

1.2	Form of Selected Dealers Agreement

3.1	Certificate of Incorporation

3.2	By-laws

4.1	Specimen Unit Certificate

4.2	Specimen Common Stock Certificate

4.3	Specimen Warrant Certificate

4.4†	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant

4.5	[Reserved]

5.1	Opinion of Robert W. Walter, P.C.

10.1.1	Form of Letter Agreement among the Registrant, Roth Capital Partners, LLC and Stephen B. Hughes

10.1.2	Form of Letter Agreement among the Registrant, Roth Capital Partners, LLC and James E. Lewis

10.2	Letter Agreement among the Registrant, Roth Capital Partners, LLC and William E. Hooper

10.3	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Robert F. McCarthy

10.4	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Michael R. O’Brien

10.5	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Gerald J. Laber

10.6	Letter Agreement among the Registrant, Roth Capital Partners, LLC and John T. Stofko

10.7	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Caroline Elise Hughes Irrevocable Trust

10.8	Letter Agreement among the Registrant, Roth Capital Partners, LLC and John Trevelyn Hughes Irrevocable Trust

10.9	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Henry Thomas Hughes Irrevocable Trust

10.10	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Stephen Feldhaus

10.11	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Janis M. Lewis

10.12	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Jeffrey R. Nieder

10.13	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Peter Mazula

10.14	Letter Agreement among the Registrant, Roth Capital Partners, LLC and Lee Anne Lewis

10.15	Promissory Note, dated June 21, 2005, issued to Stephen B. Hughes

10.16	Promissory Note, dated June 21, 2005, issued to James E. Lewis

10.17	Letter Agreement among the Registrant, Hughes Consulting, Inc. and Jeltex Holdings, LLC

10.18†	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders

1

Exhibit No.	Description

10.19†	Form of Founding Director Warrant Purchase Agreement among the Registrant, Messrs. Stephen B. Hughes and James E. Lewis, certain Directors of the Registrant and a Senior Advisor.

10.20	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers

10.21†	Form of Stock Escrow Agreement among the Registrant, the Initial Stockholders, and Continental Stock Transfer & Trust Company

10.22†	Form of Investment Management Trust Agreement by and between the Registrant and Continental Stock Transfer & Trust Company

10.23	[Reserved]

10.24†	Form of Letter Agreement among the Registrant, Roth Capital Partners, LLC and Robert J. Gillespie

10.25	[Reserved]

10.26†	Letter Agreement between the Registrant, Roth Capital Partners, LLC and Robyn L. Duda

10.27†	Letter Agreement between the Registrant, Roth Capital Partners, LLC and Earl E. Hoellen

10.28	Form of Non-Compete Agreement between the Registrant and each of its officers and directors

10.29†	Form of Letter Agreement between the Registrant, Citigroup Global Markets Inc. and Robert S. Gluck

10.30	Form of Lockup Agreement among Citigroup Global Markets Inc. and the Initial Stockholders of the Registrant

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.2	Consent of Robert W. Walter, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney. Reference is made to page II-6

99.1	Form of Code of Ethics

99.2	Form of Charter of Audit Committee

99.3	Form of Charter of Governance and Nominating Committee

99.4	Form of Charter of Compensation Committee

†	Filed herewith

2